January 2013 Pricing Sheet dated January 7, 2013 relating to Preliminary Terms No. 515 dated January 4, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due July 17, 2015

PRICING TERMS – JANUARY 7, 2013
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Pricing date:	January 7, 2013
Original issue date:	January 10, 2013 (3 business days after the pricing date)
Maturity date:	July 17, 2015
Aggregate principal amount:	$9,025,000
Interest:	None
Underlying index:	EURO STOXX 50® Index
Payment at maturity:	•	If the final index value is greater than the initial index value:
$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment
•
If the final index value is less than or equal to the initial index value but greater than or equal to the downside threshold, meaning the value of the underlying index has remained unchanged or has declined by no more than 10% from its initial value:

$10
	•	If the final index value is less than the downside threshold, meaning the value of the underlying index has declined by more than 10% from its initial value:
$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 10%, and possibly all, of your investment.
Upside payment:	$4.10 per security (41% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Downside threshold:	2,426.004, which is 90% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	2,695.56, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	July 14, 2015, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61761M227
ISIN:	US61761M2272
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10	$0.275	$9.725
Total	$9,025,000	$248,187.50	$8,776,812.50
(1)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.275 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and  “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and  the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 515 dated January 4, 2013
Product Supplement for Jump Securities dated August 17, 2012   Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.